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                                                                    EXHIBIT 99.4

                                 SPRINGING PROXY


     This is a Springing Proxy made by A&B Capital Corporation, a Nevada corporation (the "Holder"), which is effective only as provided herein and at the times specified herein.

     1. Definitions. As used in this Springing Proxy, the following terms have the following meanings:

          (a) "Proxy" shall mean the proxy granted by the Holder under paragraph 2 hereof.

          (b) "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of May 23, 2000 between Holder and Charles B. Brewer ("Brewer") pursuant to which Holder has purchased certain shares of Redeemable Series A Preferred Stock (the "Preferred Stock") and shares of Common Stock issued by Southmark Corporation ("Southmark") from Brewer.

          (c) "Shares" shall be and mean all of the shares of Preferred Stock and Common Stock acquired by Holder from Brewer or acquired by Holder from Grace Brothers, Ltd., same constituting in the aggregate as of the date of this Springing Proxy 965,541.25 shares of Preferred Stock and 7,346,114 shares of Common Stock of Southmark or any securities issued in replacement thereof or therefor pursuant to any merger or consolidation of Southmark into another entity.

          (d) "Event" shall be and mean (i) the failure by Holder to satisfy (to the satisfaction of Brewer) the covenant set forth in paragraph 6(d) of the Stock Purchase Agreement on or before July 31, 2000, or such later date as may be agreed to in writing by Brewer, and (ii) the covenant set forth in paragraph 6(d) remains unsatisfied for a period of 30 calendar days after the date Brewer notifies Holder in writing of Brewer's decision to exercise his right of recission under paragraph 10 of the Stock Purchase Agreement and (iii) at the end of such 30 calendar day period, Brewer does in fact exercise such right of recission.

     2. Irrevocable Proxy. Immediately upon the occurrence of the Event, but not otherwise, Holder hereby irrevocably appoints Brewer as its attorney and proxy on its behalf and in its name to vote the Shares at any meeting of stockholders of Southmark and where any consent or action by stockholders is to be taken by written consent or other action rather than at a meeting of stockholders, to execute on Holder's behalf any such written consent or action by stockholders with respect to any and all


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matters involving the election of directors or voting upon any action required to be approved by stockholders of Southmark, except that such proxy may not vote the Shares in favor of any action which, (m) if taken by such stockholders would cause the loss to Southmark of any loss carry-forward or (n) materially adversely affects the percentage interest of Holder represented by such Shares or (o) would or could cause approval of a merger involving Southmark or disposition of substantially all of Southmark's assets or a liquidation of Southmark or (p) would or could cause an automatic conversion of the Preferred Stock with or into Common Stock (each an "Excluded Item"); provided, however, that if the Event continues for a period of one calendar year after the date Brewer exercises his right of recission under paragraph 10 of the Stock Purchase Agreement, the Excluded Items shall no longer be excluded from the Proxy, and after such time, Brewer shall have the full power and authority to vote all of the Shares at any meeting of stockholders of Southmark or if any consent or action by stockholders is to be taken by written consent or action other than at a meeting of stockholders, to execute on Holder's behalf any written consent or action by stockholders without restriction.

     3. Term. The Proxy, once effective, shall nevertheless terminate immediately upon the first to occur of (x) the satisfaction of the covenant in paragraph 6(d) to the satisfaction of Brewer or (y) the date which is one calendar day following the date a distribution is actually made by Southmark to the "Other Preferred Shareholders" (as that term is defined in the Stock Purchase Agreement) of assets of a value of $1.50 per share of Preferred Stock (such time is to be the "Expiration Time"). On the occurrence of the Expiration Time, this Proxy shall be deemed to be null, void and of no further force or effect.

     4. Miscellaneous. This Proxy, once effective, is irrevocable until the Expiration Time, is coupled with an interest in the Shares and has been granted in connection with the Stock Purchase Agreement. This Proxy shall be binding upon the heirs, successors and assigns of Holder (including any transferee of the Shares). This Proxy shall not otherwise affect or restrict the sale, transfer or other disposition by Holder of any or all of the Shares. If for any reason of incapacity or death, Brewer ceases to be able to act as the attorney and proxy, Peter J. Riley shall replace Brewer as the attorney and proxy of Holder, but neither Brewer nor his substitute may substitute any other person to act under this Proxy. This Proxy and any other matter relating to this Proxy may be filed with Southmark with respect to the Shares.


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     IN WITNESS WHEREOF, the undersigned has executed this Springing Proxy on
May 24, 2000, effective only as provided herein.

                                                A&B CAPITAL CORPORATION


                                                By:    Ronald E. Kimbrough
                                                   -----------------------------
                                                Name:  Ronald E. Kimbrough
                                                Title: Vice President, Secretary
                                                       and Treasurer



STATE OF TEXAS        )
                      )
COUNTY OF DALLAS      )

     SUBSCRIBED AND SWORN TO BEFORE ME by Ronald E. Kimbrough, Vice President, Secretary and Treasurer of A&B Capital Corporation, on this 24th day of May, 2000, as the act and deed of such entity.

                                                          Brenda J. Lewis
                                                --------------------------------
                                                Notary Public, State of Texas
                                                My Commission Expires: 04/09/03


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